FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

CARDERO RESOURCE CORP. (the “Issuer”)

Suite 1920, 1188 West Georgia Street

Vancouver, B.C.

V6E 4A2

Item 2.	Date of Material Change

January 11, 2010

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is January 11, 2010.  The press release was issued in Vancouver, British Columbia through the facilities of the Toronto Stock Exchange, Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer reports that they have received the final tranche of USD 30 million in the USD 100 million sale of the Pampa de Pongo Iron Ore Depsoit, Peru.

Item 5.	Full Description of Material Change

The Issuer is reports that its Peruvian subsidiary, Cardero Hierro Del Peru, S.A.C., has received payment of the final tranche of USD 30 million from Jinzhao Mining Peru, S.A., the Peruvian subsidiary of Zibo Hongda Mining Co., Ltd., a subsidiary of Nanjinzhao Group Co. Ltd. (“Nanjinzhao”), thereby completing the USD 100 million sale of the Pampa de Pongo Iron Deposit in Peru to Nanjinzhao.

With the successful completion of the sale, the Issuer now possesses considerable financial resources.  Management is actively reviewing and assessing advanced mineral projects that may be suitable for acquisition, development and/or sale together with various investment opportunities.

Management wishes to reiterate that the Pampa de Pongo iron project was originally purchased by the Issuer in early-2004 for USD 630,900 plus 70,000 common shares of the Issuer - strategically just prior to a major surge in global demand for iron ore.  Issuer management recognized the benefits of existing infrastructure near the deposit, including a major highway, power and a deep water port, as well as the proximity to global iron ore markets.  Overall, the Issuer expended only approximately USD 10 million to acquire and advance Pampa de Pongo to the point of sale – ultimately defining a world class iron ore asset and creating significant value for shareholders.

Cautionary Note Regarding Forward-Looking Statements

This material change report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the completion of the sale of Pampa de Pongo, the anticipated receipt of the USD 88 million balance of the purchase price for Pampa de Pongo from Nanjinzhao and the acquisition of advanced stage projects, are forward-looking statements.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market for, and pricing of, any mineral products the Issuer may produce or plan to produce, the Issuer's inability to obtain any necessary permits, consents or authorizations required for its activities, the Issuer's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Issuer’s annual information form filed with the B.C., Alberta and Ontario Securities Commissions and the annual report on Form 20-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Issuer and filed with the appropriate regulatory agencies.  All of the Issuer’s Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Issuer’s mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Hendrik Van Alphen, President & CEO

Business Telephone No.:  (604) 408-7488

Item 9.	Date of Report

January 11, 2010